EXHIBIT 99.A

News
For Immediate Release

El Paso Corporation Announces Sale of Utility Contract Funding

HOUSTON, TEXAS, March 26, 2004-El Paso Corporation (NYSE:EP) announced today that it has agreed to sell 100 percent of its equity interests in Utility Contract Funding (UCF) to Bear Stearns' Houston Energy Group, via a wholly owned subsidiary of The Bear Stearns Companies Inc., for approximately $21.1 million. UCF assets include a power contract that was restructured as part of the company's previous power restructuring activities. The transaction is subject to Federal Energy Regulatory Commission approval and is expected to close in the second quarter of 2004.
El Paso expects to take an estimated $100 million pre-tax charge on this sale based on the company's investment in the equity of this entity. The transaction will eliminate non-recourse debt associated with UCF that El Paso currently consolidates. This debt is estimated to be $815 million at the time of closing.
This sale supports El Paso's recently announced long-range plan to reduce the company's debt, net of cash, to approximately $15 billion by year-end 2005. To date, the company has announced or closed approximately $2.9 billion of the $3.3 to $3.9 billion of assets sales targeted under the plan. In addition to using proceeds from these sales for direct debt reduction, approximately $1.1 billion of additional non-recourse debt is eliminated with these asset sales. An asset sales tracker that shows all of the announced and completed assets sales is posted at www.elpaso.com in the Investor Resources section.
El Paso Corporation's purpose is to provide natural gas and related energy products in a safe, efficient, dependable manner. The company owns North America's largest natural gas pipeline system and one of North America's largest independent natural gas producers. For more information, visit www.elpaso.com.
 Cautionary Statement Regarding Forward-Looking Statements
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the ability to implement and achieve our objectives in the long-range plan; the timing of the completion of the internal review of the reserve revisions, and the extent and time periods involved in any potential restatement of prior years' financial results; potential impact of any restatement of financial results on our access to capital (including borrowings under credit arrangements); changes in reserves estimates based upon internal and third party reserve analyses; the uncertainties associated with the outcome of governmental investigations; the outcome of litigation including shareholder derivative and class actions related to the reserve revision and potential restatement; and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

Contacts
Investor and Public Relations
Bruce L. Connery, Vice President
Office:  (713) 420-5855
Fax:     (713) 420-4417

Media Relations
Kim Wallace, Manager
Office:  (713) 420-6330
Fax:     (713) 420-6341